                                 CODE OF ETHICS

SCOPE AND PURPOSE

This Code of Ethics (the "Code") applies to:

o    all officers, directors and employees of:                    }
     -    Schroder Investment Management North     }              }
          America Inc. ("SIM NA"),                                }
o    Schroder Fund Advisors Inc., ("SFA")                         }
o    New York based employees of Schroder US                      } Collectively
     Holdings Inc. ("SUSHI") }                                    } The "US
o    all persons employed by any subsidiary of                    } Schroder
     Schroders plc ("Schroders") who are Access                   } Group"
     Persons (as defined below) of any registered  }              }
     investment company managed by SIM NA          }              }
o    all officers and directors of Schroder Series } Collectively }
     Trust, Schroder Capital Funds (Delaware),     } "Schroder    }
     Schroder Global Series Trust and any other    } Funds"       }
     registered investment company sponsored by    }              }
     the US Schroder Group.                                       }
                                                                  }
                                                                  }
                                                                  }

Set forth below is the Code of Ethics (the "Code") for the US Schroder Group, as
required by Rule 17j-1 under the Investment Company Act of 1940 (the "Investment
Company Act"), Section 204A of the Investment Advisers Act of 1940 (the
"Advisers Act"), Rule 204-2(a)(12) under the Advisers Act and Section 20A of the
Securities Exchange Act of 1934 (the "Exchange Act"). The Code applies to every officer, director and employee (full- and part-time) of the US Schroder Group.

The objective of the Code is to ensure that all business dealings and securities transactions undertaken by employees, whether for clients or for personal purposes, are subject to the highest ethical standards. Incorporated within the
Code are an Insider Trading Policy and a Personal Securities Transactions
Policy, which contain procedures that must be followed by all personnel.

The Code contains additional restrictions and requirements for Access Persons
(as defined below), including all US Schroder Group portfolio managers, investment analysts, traders, and those employees who, in connection with their duties, are aware of securities under consideration for purchase or sale on behalf of clients. Persons employed as dealers by affiliates of the US Schroder
Group who place trades on behalf of SIM NA clients are also subject to this
Code. Such persons will be notified in writing of their status. These restrictions are

designed to prevent any conflict or the appearance of any conflict of interest between trading for their personal accounts and securities transactions initiated or recommended for clients.

STATEMENT OF POLICIES

(A)  CONFIDENTIALITY

     Personnel are expected to honor the confidential nature of company and client affairs. Information designated as confidential shall not be communicated outside of the US Schroder Group or other affiliated companies of Schroders other than to advisers consulted on a confidential basis, and shall only be communicated within Schroders on a "need to know" basis or as otherwise authorized by management in conformity with the Code.

     Personnel must also avoid making unnecessary disclosure of ANY internal information concerning Schroders and its business relationships and must use such information in a prudent and proper manner in the best interests of Schroders and its clients.

(B)  LEVEL OF CARE

     Personnel are expected to represent the interests of Schroders and its clients in an ethical manner and to exercise due skill, care, prudence and diligence in all business dealings, including but not limited to compliance with all applicable regulations and laws, and to avoid illegal activities and other conduct specifically prohibited to its personnel by the respective policies of any of the US Schroder Group companies in relation to which a person is a director, officer or employee.

(C)  FIDUCIARY DUTIES

     All personnel have fiduciary duties:

     (i)  at all times to place the interests of their clients before their own and not to take inappropriate advantage of their position, and

     (ii) to conduct themselves in a manner which will avoid any actual or potential conflict of interest or any abuse of a position of trust and responsibility.

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(D)  REQUIREMENTS

     (i)  Personnel are required to comply with the Insider Trading Policy and
          Personal Securities Transactions Policy incorporated herein.

Personnel are prohibited from serving on the board of directors of any publicly listed or traded company or of any company whose securities are held in any client portfolio, except with the prior authorization of the Chairman or Chief
Executive of SIM NA or, in their absence, a majority of the Management
Committee, based upon a determination that the board service would be consistent with the interests of Schroders' clients. If permission to serve as a director is given, the company will be placed permanently on Section Two of the US
Schroder Group Restricted List. Transactions in that company's securities for client and personal securities accounts will only be authorized when certification has been obtained from that company's Secretary or similar officer that its directors are not in possession of material price sensitive information with respect to its securities.

COMPLIANCE

The Compliance Department is responsible for ensuring that a copy of the Code is delivered to all persons at the time of the commencement of their employment with any US Schroder Group. As a condition of continuing employment, each employee is required to acknowledge in writing receipt of a copy of the Code and that he or she has understood the obligations and responsibilities hereunder and on an annual basis to certify compliance with it on the form provided.

The Compliance Department is responsible for maintaining the records and filings required under the Code and making appropriate reports to the Boards of all funds managed by a US Schroder Group company in compliance with Rule 17j-1 under the Investment Company Act.

QUESTIONS

All questions about an individual's responsibilities and obligations under the
Code of Ethics should be referred to the Chief Compliance Officer in New York.

                             INSIDER TRADING POLICY

THE SCOPE AND PURPOSE OF THE POLICY

It is a violation of United States federal law and a serious breach of
Schroders' policies for any employee to trade in, or recommend trading in, the securities of a company, either for his/her personal gain or on behalf of the firm or its clients, while in possession of material, nonpublic information
("inside information") which may come into his/her possession either in the course of performing his/her duties, or through personal contacts. Such violations could subject you, Schroders, and our parent organizations, to significant civil as well as criminal liability, including the imposition of monetary penalties, and could also result in irreparable harm to the reputation of Schroders. Tippees (i.e., persons who receive material, nonpublic information) also may be held liable if they trade or pass along such information to others.

The US Insider Trading and Securities Fraud Enforcement Act of 1988 ("ITSFEA")
requires all broker-dealers and investment advisers to establish and enforce written policies and procedures reasonably designed to prevent misuse of material, non-public information. Although ITSFEA itself does not define
"insider trading", the US Supreme Court has previously characterized it as the purchase or sale of securities (which include debt instruments and put and call options) while in possession of information which is both material and non-public, i.e., information not available to the general public about the securities or related securities, the issuer and in some cases the markets for the securities. The provisions of ITSFEA apply both to trading while in possession of such information and to communicating such information to others who might trade on it improperly.

MATERIALITY

Inside information is generally understood as material information about an issuer of publicly-traded securities that has not been made known to either the professional investment community or to the public at large. Inside information is material if it would be likely to have an effect on the price of the issuer's securities or if a reasonable investor would be likely to consider it important in making his/her investment decision. Such information usually originates from the issuer itself and could include, among other things, knowledge of a company's earnings or dividends, a significant change in the value of assets, changes in key personnel or plans for a merger or acquisition.

For example, a portfolio manager or analyst may receive information about an issuer's earnings or a new product in a private communication with the issuer.
Such information is usually considered material and is generally inside information because it has not been effectively disseminated to the public at large. As a general rule, any information received from an issuer that has not been made public in a press release or a public filing will be considered inside information. Upon learning the information, the employee may not purchase or sell securities of the issuer for him/herself or for any account under management until the information is effectively disseminated to the public.

If an employee has received information regarding an issuer and he/she believes that the information given has not been given in breach of fiduciary duties, then that person may retain and act upon the information.

Market information which emanates from outside the corporation but affects the market price of an issuer's securities can also be inside information. For example, inside information can also originate within Schroders itself. This would include knowledge of activities or plans of an affiliate, or knowledge of securities transactions that are being considered or executed on behalf of clients. Inside information can also be obtained from knowledge about a client that an employee has discovered in his/her dealings with that client. Inside information pertaining to a particular issuer could also involve another company that has a material relationship to the issuer, such as a major supplier's decision to increase its prices.

In addition, Rule 14e-3 under the Exchange Act makes it unlawful to buy or sell securities while in possession of material information relating to a tender offer, if the person buying or selling the securities knows or has reason to know that the information is nonpublic and has been acquired, directly or indirectly from the person making or planning to make the tender offer, from the target company, or from any officer, director, partner or employee or other person acting on behalf of either the bidder or the target company. This rule prohibits not only trading, but also the communication of material, nonpublic information relating to a tender offer to another person in circumstances under which it is reasonably foreseeable that the communication will result in a trade by someone in possession of the material, nonpublic information.

PROCEDURES AND RESPONSIBILITIES OF EMPLOYEES

1.   Personnel who acquire non-public information (that may possibly be material) about a company are immediately prohibited from:

     (a)  trading in the securities of that company or related securities and financial instruments (as defined below) whether for client accounts or for any personal accounts, and

     (b)  communicating the information either inside or outside Schroders except as provided below.

2.   Personnel who acquired non-public information should report the matter to
     Compliance.

3.   After Compliance has reviewed the issue, you will be instructed to either continue the prohibitions against trading and communicating or the restrictions on trading and communicating the information will be lifted.

PENALTIES

Penalties for trading on or communicating material, nonpublic information are severe, both for the individuals involved in such unlawful conduct and their employers. Under the law, a person can be subject to some or all of the penalties below, even if s/he does not personally benefit from the violation.
Penalties include:

1)   civil injunctions;

2)   disgorgement of profits;

3)   treble damages - fines for the access person who committed the violation, of up to 3 times the profit gained or loss avoided, whether or not the person actually benefited;

4)   fines for the employer or other controlling person of up to the greater of
     $1,000,000, or 3 times the profit gained or loss avoided; and

5)   jail sentences.

SPECIAL PROVISIONS FOR TRADING IN THE SECURITIES OF SCHRODERS PLC

Special restrictions apply to dealing in the securities of Schroders plc because staff, by virtue of their employment, may be deemed to have Inside Information:

1.   Securities of Schroders plc will not be purchased for any client account without the permission of that client, and then only if permitted by applicable law.

2.   Personal securities transactions in the securities of Schroders plc are subject to blackout periods and other restrictions which are outlined in the UK Staff Dealing Rules which can be found on Group Compliance's intranet website.

US SCHRODER GROUP RESTRICTED LIST

The US Schroder Group Restricted List is circulated only to those employees responsible for placing securities trades.

SECTION ONE: No personnel may place trades in any securities, which term includes options, warrants, debentures, futures, etc., on such securities, of any company on Section One of the US Schroder Group Restricted List for any
account whatsoever, including client accounts or personal accounts at any time.

SECTION TWO: Trades in the securities or related securities of any company on
Section Two of the US Schroder Group Restricted List (which contains those companies that have an officer of a US Schroder Group Company on their board of directors, or where a US Schroder Group Company manages a part of their balance sheet assets, i.e., corporate cash rather than pension fund assets) may only be undertaken with the written permission of Compliance.

No approval to trade will be given:

(i)  for any securities of a company currently on Section One of the US Schroder
     Group Restricted List;

(ii) for any security of a company on Section Two of the US Schroder Group
     Restricted List because an officer of a US Schroder Group Company serves as a director of that company unless confirmation from that company's
     Secretary or similar officer is obtained that its directors are not in possession of material price sensitive information with respect to its securities. Permission to trade in the securities of any company on Section
     Two of the US Schroder Group Restricted List because a US Schroder Group
     Company manages balance sheet assets for that company (as opposed to pension fund assets) will only be given if confirmation is obtained from the portfolio manager responsible for that client that no US Schroder Group
     Company holds any price sensitive information with respect to that company.
     Permission will not, in any event, be given to any personnel personally involved in the management of that client's account.

                        PERSONAL SECURITIES TRANSACTIONS
                                     POLICY

SUMMARY

All employees of the US Schroder Group are subject to the restrictions contained in this Personal Securities Transactions Policy (the "Policy") with respect to their securities transactions. The following serves as a summary of the most common restrictions. Please refer to specific sections that follow this summary for more detail, including definitions of persons covered by this Policy, accounts covered by this Policy ("Covered Accounts"), securities covered by this
Policy ("Covered Securities"), reports required by this Policy and the procedures for compliance with this Policy.

o    All purchases or sales of Covered Securities (generally, stocks and bonds)
     by employees, and certain of their family members, must be precleared, except as noted below.

o    All US-based employees must execute their transactions in Covered
     Securities either through Charles Schwab or Salomon Smith Barney.

o    Access Persons (as defined below) are prohibited from purchasing or selling a Covered Security, within seven calendar days before or after a client has traded in the same (or a related) security unless a de minimis exception applies.

o    De minimis exceptions: There is a de minimis exception pertaining to transactions of up to 500 shares per week of a large cap US equity or the ordinary equivalent number of shares of non-US large cap companies trading in the US as American Depository Receipts or American Depository Shares
     ("ADRs").

o    Access Persons are prohibited from profiting from the purchase and sale or sale and purchase of a Covered Security, or a related security, within 60 calendar days.

o    Any employee wishing to buy U.S. securities in an initial public offering or a private placement must receive prior permission from the Chief
     Compliance Officer in New York.

o    All employees must report all trades in the Schroder Funds. For purposes of this Policy, accounts in the Schroder Funds are deemed "Covered Accounts."
     See definition below.

o    All transactions in the Schroder Funds are subject to a 60 day holding period.

o    All employees must report all trades in any US registered mutual fund to which Schroder acts as subadviser and to which such employee is an Access
     Person. For purposes of this Policy, accounts in these Funds are deemed
     "Covered Accounts." See definition below.

ACCESS PERSON means any director, officer or employee of SIM NA, SFA, SUSHI or the Schroder Funds who is an Advisory Person. Persons employed as traders by affiliates of SIM NA who place trades on behalf of SIM NA clients are deemed
Access Persons.

ADVISORY PERSON is any employee of the US Schroder Group who, in connection with his/her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of a security on behalf of any US advisory client or information regarding securities under consideration for purchase or sale on behalf of such clients or whose functions relate to the making of any recommendations with respect to such purchases or sales.

COVERED SECURITIES

Securities, such as stocks, bonds and options, are covered by this Policy. The same limitations pertain to transactions in a security related to a Covered
Security, such as an option to purchase or sell a Covered Security and any security convertible into or exchangeable for a Covered Security.

NOT COVERED BY THIS POLICY ARE:

o    shares or units in any open-end US registered investment company (mutual fund or unit investment trust), including Exchange Traded Funds ("ETFs"),
     SPDRs, HLDRS, etc., OTHER THAN THE SCHRODER FUNDS AND FUNDS TO WHICH
     SCHRODER ACTS AS SUBADVISER.

o    shares of any UK authorized unit trust, recognized funds and OEICS

o    securities which are direct obligations of the U.S. Government (i.e.,
     Treasuries)

o    any debt security directly guaranteed by any OECD member Government

o    bankers' acceptances, bank certificates of deposit, commercial paper, repurchase agreements and other high quality short-term debt instruments(1)

IF A SECURITY IS NOT COVERED BY THIS POLICY, YOU MAY PURCHASE OR SELL IT WITHOUT
OBTAINING PRECLEARANCE AND YOU DO NOT HAVE TO REPORT IT.

-------------------
(1) High quality short-term debt instruments means any instrument having a maturity at issuance of less than 366 days and which is rated in one of the highest two rating categories by a Nationally Recognized Statistical Rating
Organization, or which is unrated but is of comparable quality.

COVERED ACCOUNTS

An account covered by this Policy is an account in which Covered Securities are owned by you. This includes IRA accounts. Under the Policy, accounts held by your spouse (including his/her IRA accounts), minor children and other members of your immediate family (children, stepchildren, grandchildren, parents, step parents, grandparents, siblings, in-laws and adoptive relationships) who share your household are also considered your accounts. In addition, accounts maintained by your domestic partner (an unrelated adult with whom you share your home and contribute to each other's support) are considered your accounts under this Policy.

IF YOU ARE IN ANY DOUBT AS TO WHETHER AN ACCOUNT FALLS WITHIN THIS DEFINITION OF
COVERED ACCOUNT, PLEASE SEE COMPLIANCE. FURTHER, IF YOU BELIEVE THAT THERE IS A
REASON THAT YOU ARE UNABLE TO COMPLY WITH THE POLICY, FOR EXAMPLE, YOUR SPOUSE
WORKS FOR ANOTHER REGULATED FIRM, YOU MAY SEEK A WAIVER FROM COMPLIANCE.

BLACK OUT PERIODS - ACCESS PERSONS ONLY

o    In order to prevent employees from buying or selling securities in competition with orders for clients, or from taking advantage of knowledge of securities being considered for purchase or sale for clients,(2) Access
     Persons will not be able to execute a trade in a Covered Security within seven calendar days before or after a client has traded in the same (or a related) security unless a de minimis exception applies.

o    De minimis exception -: Transactions involving shares in certain companies traded on US stock exchanges or the NASDAQ will be approved regardless of whether there are outstanding client orders unless there is a large outstanding order for the purchase or sale of such securities by clients. A large order will generally occur if a model has been revised or rebalanced.
     Other than such an adjustment, outstanding orders for managed accounts or to re-balance accounts, will not preclude clearance for a de minimis transaction.

o    The exception applies to transactions involving no more than 500 shares per issuer (or the equivalent number of shares represented by ADRs) per week in the aggregate for an employee's Covered Accounts, in securities of companies with market capitalizations of $5 billion or more. In the case of options, an employee may purchase or sell up to 5 option contracts per week

-------------------
(2) A security is "being considered for purchase or sale" when a recommendation to purchase or sell a security has been made or communicated and, with respect to the person making the recommendation, when such person seriously considers making such a recommendation.

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     to control up to 500 shares in the underlying security of such large cap company.

o    Preclearance is required for all de minimis transactions.

HOLDING PERIODS

Short Term Trading: All personnel are strongly advised against short-term trading. Any personnel who appear to have established a pattern of short term trading may be subject to additional restrictions or penalties including, but not limited to, a limit or ban on future personal trading activity and a requirement to disgorge profits on short-term trades.

TRADES BY EMPLOYEES IN THE SCHRODER FUNDS ARE SUBJECT TO A 60 DAY HOLDING
PERIOD. SECURITIES MAY NOT BE SOLD OR BOUGHT BACK WITHIN 60 DAYS AFTER THE
ORIGINAL TRANSACTION WITHOUT THE PERMISSION OF THE CHIEF COMPLIANCE OFFICER.

ACCESS PERSONS CANNOT PURCHASE OR SELL THE SAME COVERED SECURITY WITHIN 60 DAYS
IF SUCH TRANSACTIONS WILL RESULT IN A PROFIT.

The Short Term Trading Prohibition shall not pertain to the exercise of a call sold by an employee to cover a long position. However, although an Access Person may purchase a put to cover a long position, the exercise of such put will only be approved if the underlying security was held for the minimum required period
(60 days). The exercise of a covered put is subject to the same preclearance and reporting requirements as the underlying security.

PERSONAL TRADING

The following section addresses how to obtain preclearance, when you may trade and how to establish an account. The procedures vary in detail, depending upon where you work, but do not vary in principle. For ease of understanding, this section is divided according to geographic area.

IF AN EMPLOYEE FAILS TO PRECLEAR A COVERED TRANSACTION, S/HE MAY BE MONETARILY
PENALIZED, BY FINE OR DISGORGEMENT OF PROFITS OR AVOIDANCE OF LOSS. VIOLATIONS
OF THIS POLICY WILL RESULT IN REPRIMANDS AND COULD ALSO AFFECT THE PERSON'S
EMPLOYMENT AT SCHRODERS.

US-BASED PERSONNEL

o    All US-based personnel are required to maintain their Covered Accounts at either Charles Schwab or Salomon Smith Barney. Mutual funds are not required to be held in a brokerage account; they may be held directly with the fund company.

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o    Personnel on secondment from London may apply to Compliance for a waiver of the requirement to maintain their Covered Accounts at Schwab or SSB.
     However, any seconded employee wishing to trade in US securities must follow the procedures as set forth for US-based personnel unless waived by
     Compliance. Seconded employees who do not maintain Covered Accounts in the
     US are required to follow the procedures set forth in The Rules and obtain the appropriate clearance from London.

o    Preclearance is obtained by completing a Request to Trade Form. Clearance must be obtained from the appropriate asset class manager and then from
     Compliance. Attached to this Policy is a list of the personnel who may preclear a trade.

o    Preclearance is valid until close of business on the next business day following receipt of preclearance. If the transaction has not been executed within that timeframe, a new preclearance must be obtained. Please be sure to give the original Request to Trade Form to Compliance and keep a copy for yourself.

IF YOU WISH TO PURCHASE AN INITIAL PUBLIC OFFERING(3) OR SECURITIES IN A PRIVATE
PLACEMENT(4) YOU MUST OBTAIN PERMISSION FROM THE CHIEF COMPLIANCE OFFICER.

The following transactions do not require pre-clearance:

o    Transactions in a Covered Account over which the employee has no direct or indirect influence or control such as where investment discretion is delegated in writing to an independent fiduciary. Compliance must receive evidence of the delegation.

o    Transactions which are non-volitional on the part of the employee (i.e., the receipt of securities pursuant to a stock dividend or merger, a gift or inheritance). However, the sale of securities acquired in a non-volitional manner is treated as any other transaction and subject to pre-clearance.

o    Purchases of the stock of a company pursuant to an automatic dividend reinvestment plan, automatic direct stock purchase plan, dividend reinvestment plan or employee stock purchase plan sponsored by such company. If the deductions are on an automatic, regular (i.e., weekly, monthly, etc.) basis from either a paycheck or a bank or money market account, need not be pre-cleared.

o    The receipt or exercise of rights issued by a company on a pro rata basis to all holders of a class of security and the sale of such rights. However, if you

-------------------
(3) An IPO is an offering of securities registered under the Securities Act, the issuer of which, immediately before the registration, was not subject to reporting requirements under the federal securities laws.

(4) A private placement is an offering of securities that are not registered under the Securities Act because the offering qualified for an exemption from the registration provisions.

                                       12

     purchase the rights from a third-party, the transaction must be pre-cleared. Likewise, the sale of such rights must be pre-cleared.

TORONTO AND MEXICO CITY BASED EMPLOYEES

All Toronto and Mexico City based SIM NA personnel may maintain Covered Accounts at the brokerage firm of their choosing, provided that Compliance (New York) is notified. These employees are required to provide Compliance with copies of monthly/periodic account statements and trade confirmations.

Preclearance is obtained in the same manner as for US-based personnel. Once you have obtained preclearance, you must complete the transaction by the close of the following business day. Please be sure to send the original Request to Trade
Form to Compliance in New York and to keep a copy for yourself.

ALL OTHER ACCESS PERSONS

All other persons who are deemed Access Persons, wherever geographically situated, are subject to their local policies and procedures relating to personal securities transactions. Records of such Access Persons' personal transactions will be maintained locally in accordance with Rule 204-2(a)(12)
under the Advisers Act and made available to representatives of the US
Securities and Exchange Commission upon request.

REPORTING REQUIREMENTS

All personnel are required to report their transactions in Covered Securities as follows.

Reports of Each Transaction in a Covered Security

o    Personnel are required to report to Compliance, no later than at the opening of business on the business day following the day of execution of a trade for a Personal Account the following information:

         name of security
         nature of transaction (purchase, sale, etc.)
         number of shares/units or principal amount
         price of transaction
         date of trade
         name of broker

SSB and Schwab provide the Compliance Department with a daily report of the above information with respect to any personal securities transactions executed by US-based personnel. Toronto and Mexico based personnel may discharge these obligations by arranging in advance for copies of contract

                                       13

notes/confirmations for all their transactions to be sent automatically to
Compliance in New York.

Any personnel seconded to New York who are granted a waiver from the requirement to maintain personal accounts at SSB or Schwab shall, within ten days after the end of each calendar quarter, provide Compliance in New York with copies of all preclearance forms and contract notes for transactions executed during the preceding quarter.

Initial Employment

o    No later than 10 days after initial employment with a US Schroder Group
     Company, each employee must provide Compliance with a list of each Covered
     Security s/he owns (as defined above). The information provided must include the title of the security, number of shares owned, and principal amount, as well as a list of all Covered Accounts where Covered Securities are held. The employee must sign and date the report.

Quarterly Reports

o    No later than 10 days after the end of each calendar quarter, each employee will provide Compliance with a report of all transactions in Covered
     Securities in the quarter, including the name of the Covered Security, the number of shares and principal amount, whether it was a buy or sell, the price and the name of the broker through whom effected. Report of any new
     Covered Accounts established during the quarter, including the name of the broker/dealer and the date the Covered Account was established, must also be made. The report must be signed and dated by the employee.

o    TRANSACTIONS IN SHARES OF THE SCHRODER FUNDS MUST BE REPORTED, INCLUDING
     TRANSACTIONS IN THE NOW COMBINED SCHRODER 401(K) AND DEFINED CONTRIBUTION
     PLAN. ONLY EXCHANGES MUST BE REPORTED; PAYROLL DEDUCTIONS AND CHANGES TO
     FUTURE INVESTMENT OF PAYROLL DEDUCTIONS DO NOT NEED TO BE REPORTED. ALL
     TRANSACTIONS IN THE SERP MUST ALSO BE REPORTED, INCLUDING INITIAL
     INVESTMENTS AND EXCHANGES.

o    TRANSACTIONS IN SHARES OF FUNDS SUBADVISED BY SCHRODERS MUST BE REPORTED BY
     SUCH FUNDS' ACCESS PERSONS.

Annual Reports

o    Within 30 days after the end of the calendar year, each employee must report all his/her holdings in Covered Securities as at December 31, including the title, number of shares and principal amount of each Covered
     Security the employee owns (as defined above) and the names of all Covered
     Accounts. The employee must sign and date the report.

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Exceptions:

o    A director of a Schroder Fund who is not an "interested person"(5) is not required to make initial, quarterly or annual reports provided that s/he did not know, nor in the ordinary course of fulfilling his/her duties as a director, s/he should not have known, that during the 15 day period immediately before or after his/her transaction in a Covered Security, the
     Fund purchased or sold the Covered Security or that the Covered Security was considered for purchase or sale by the Fund.

The information on personal securities transactions received and recorded will be deemed to satisfy the obligations contained in Rule 204-2(a)(12) under the
Advisers Act and Rule17j-1 under the Investment Company Act. Such reports may, where appropriate, contain a statement to the effect that the reporting of the transaction is not to be construed as an admission that the person has any direct or indirect beneficial interest or ownership in the security.

ADMINISTRATION OF THE CODE

At least annually, the Chief Compliance Officer, on behalf of SIM NA, will furnish to the board of the Schroder Funds and any other US registered investment companies to which SIM NA acts as adviser or subadviser, a written report that:

(i)  Describes any issues arising under the Code or this Policy since the last report to the board, including, but not limited to, information about material violations of the Code or this Policy and sanctions imposed in response to the material violations; and

(ii) Certifies that the SIM NA has adopted procedures reasonably necessary to prevent Access Persons from violating the Code or this Policy.

Adopted:    October 1, 1995
Amended:    May 15, 1996
            May 1, 1997
            June 12, 1998
            June 2, 1999
            March 14, 2000
            August 14, 2001
            June 23, 2003
            October 23, 2003
            December 9, 2003
            May 11, 2004

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(5) As defined in Section 2(a)(19) of the Investment Company Act.

                                       15

                                    APPENDIX

The following members of the Compliance Department are authorized to preclear personal transactions:

Barbara Brooke Manning
Evett Lawrence
Brendan Dunphy
Gail Hodes

The following portfolio managers are authorized to preclear personal transactions:

         US Large Cap:                      Grant Cowley, Jonathan Armitage
         US Small Cap:                      Jenny Jones, Robert Starbuck
         US Fixed Income:                   Steven Lear
         Municipal Bonds                    David Baldt
         ADRs and non-US Securities:        Compliance